Exhibit 99.1

FOR IMMEDIATE RELEASE

For: Authentidate Holding Corp.

Investor Contacts:

Robert Schatz

Wolfe Axelrod Weinberger Assoc. LLC

(212) 370-4500; (212) 370-4505 fax

Authentidate Holding Corp. Announces

Private Placement of $5.0 Million

BERKELEY HEIGHTS, NJ - October 13, 2010 — Authentidate Holding Corp. (NASDAQ: ADAT), a worldwide provider of secure health information exchange, workflow management services and telehealth solutions, today announced that it has entered into definitive agreements for the purchase of $5.0 million of units of its securities in a private placement financing with a select group of institutional and accredited investors. In the aggregate, the company will sell 1,250,000 units consisting of a total of 7,500,000 shares of common stock, 1,250,000 shares of Series C 15% Convertible Redeemable Preferred Stock, and warrants to purchase an additional 6,250,000 shares of common stock at a price of $4.00 per unit. Each unit consists of six shares of common stock, one share of Preferred Stock and five warrants.

The shares of Preferred Stock have a cumulative dividend of 15% and will automatically convert into approximately 5,000,000 shares of common stock at the initial rate of $0.40 per share immediately upon the company’s stockholders’ approval of such conversion under applicable NASDAQ Listing Rules. If the shares of Preferred Stock are not converted into common stock on or prior to the 18 month anniversary of the closing date, the company is required to redeem all of the shares of Preferred Stock for an aggregate amount of $2,050,000, plus accrued but unpaid dividends. The warrants will be exercisable for a period of 54 months following the six month anniversary date of the closing at an initial exercise price of $0.70 per share.

“Concerns over access to capital have impacted the implementation of our business strategy during the last fiscal year so the importance of this financing cannot be underestimated,” said O’Connell Benjamin, President of Authentidate. “We believe that this transaction provides the company with sufficient capital to continue our business plans for at least the next 12 months.”

The company expects net proceeds at closing of approximately $4.5 million after the deduction of offering expenses. Funding from the financing will be used for general corporate purposes and working capital, including the rollout of its telehealth products and services. The transaction is expected to close on or about October 13, 2010, subject to the satisfaction of certain customary closing conditions.

C.K. Cooper & Company acted as the sole placement agent for this transaction.

The securities sold in this private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and accordingly may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. The company has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock issued in this private placement and the shares of common stock issuable upon the exercise of the warrants and conversion of the Preferred Stock issued in the private placement.

This release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state. Any offering of the securities under the resale registration statement will only be by means of a prospectus.

About Authentidate Holding Corp.

Authentidate Holding Corp. is a worldwide provider of secure health information exchange, workflow management services and telehealth solutions. The company’s software and web-based services enable healthcare organizations and other enterprises to increase revenues, reduce costs and enhance patient care by eliminating paper and manual work steps from clinical and administrative processes. The web-based services are delivered as Software as a Service (SaaS), and only require that customers have an Internet connection and web browser. The company’s healthcare customers and users include leading homecare companies, health systems and physician groups. These organizations utilize the company’s products and services to coordinate care for patients outside of acute-care.

The company has offices in the United States and Germany. In the United States, Authentidate offers its patent pending content authentication technology in the form of the United States Postal Service® Electronic Postmark® (USPS EPM®).

For more information, visit the company’s website at www.authentidate.com.

About ExpressMD Solutions

ExpressMD Solutions is a joint venture formed by Authentidate Holding Corp. (Nasdaq: ADAT) and Encountercare Solutions (ECSL) to provide web-based telehealth services and home healthcare equipment dedicated to the advancement of in-home patient health care and improved chronic condition outcomes.

The complete ExpressMD telehealth solution combines Electronic House Call, an FDA 510(k) market clearance approved, in-home patient vital signs monitoring system with a web application that streamlines the practitioner’s job anywhere they have Internet or a Windows mobile communication device.

For more information about ExpressMD Solutions, visit www.expressmdsolutions.com

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of the company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the company’s ability to implement its business plan for various applications of its technologies, related decisions by the USPS, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the company’s reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the company or any other person that the objectives and plans of the company will be achieved.

Authentidate and Inscrybe are registered trademarks of Authentidate Holding Corp. All other trade names are the property of their respective owners.

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